UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Packaging Corporation of America

(Name of Registrant as Specified in Its Charter)

Registrant

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 22, 2019

Dear PCA Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders to be held at our corporate office, located at 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 7, 2019 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2018 Annual Report to Stockholders.

It is important that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Mark W. Kowlzan Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2019 ANNUAL MEETING OF STOCKHOLDERS

May 7, 2019

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 7, 2019, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the eleven nominees for director named in the proxy statement for a one-year term to expire at the 2020 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditor;

•	vote on a non-binding proposal to approve our executive compensation; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 18, 2019 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer

Corporate Secretary

March 22, 2019

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2019 Annual Meeting of Stockholders to be held on May 7, 2019 at 8:30 a.m., central time, at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 22, 2019 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2020 Annual Meeting of Stockholders (Item 1);

•	ratifying the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors (Item 2); and

•	voting on a non-binding proposal to approve our executive compensation (Item 3).

The board of directors recommends that you vote your shares FOR each of the director nominees and FOR each of the other items.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 18, 2019, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of February 28, 2018, we had 94,495,930 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 (Election of Directors) and 3 (Approval of Executive Compensation) and will have discretionary authority for Item 2 (Ratification of Independent Registered Public Accounting Firm).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you may vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, and for approval of the other items before the meeting. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA common stock in the Packaging Corporation of America Retirement Savings Plan for Salaried Employees, the PCA Common Stock Fund in the Packaging Corporation of America Thrift Plan for Hourly Employees and the PCA Common Stock Fund in the Boise Paper Holdings, L.L.C. Retirement Savings Plan), you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 3, 2019.

What vote is required to approve each item?

Election of Directors.    The election of directors at the 2019 annual meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters.    The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2 and 3. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

All nominees for the election of directors at the 2019 annual meeting are incumbent directors currently serving on the board and the election is uncontested. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the stockholder vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $8,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 7, 2019

This proxy statement and our 2018 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has eleven members, all of whom are elected annually. The eleven nominees named below are proposed to be elected at this annual meeting to serve until the 2020 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election. If such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Mark W. Kowlzan is 64 years old and has served as Chief Executive Officer and a director of PCA since July 2010 and as Chairman since January 2016. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President —Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in the paper and packaging industries and his familiarity with our business through his leadership of our containerboard mill system and our company.

Cheryl K. Beebe is 63 years old and has served as a director of PCA since May 2008. From February 2004 until her retirement in February 2014, Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers, including as Executive Vice President beginning in 2010. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993 to 1995. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe is a member of the board of directors of Convergys Corporation. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Duane C. Farrington is 60 years old and has served as a director of PCA since August 2015. Mr. Farrington has been employed by State Farm Mutual Automobile Insurance Company since 1980, serving as Senior Vice President for Sales and Operations in their mid-Atlantic operation from 2005 to 2008. He moved to their corporate headquarters in 2009 and was named Executive Vice President and Chief Administrative Officer in 2013. In his State Farm senior leadership role, he has overall responsibility for the organization’s information technology, systems and business integration, information security, and innovation functions. Mr. Farrington earned the Chartered Property Casualty Underwriter (CPCU) designation in 1995. Mr. Farrington was chosen to serve on our board primarily because of his extensive experience with information technology and security, as well as his business experience gained from more than 35 years of service at State Farm.

Hasan Jameel is 64 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Jordan Family Distinguished Professor of Natural Resource Innovation at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries. Dr. Jameel was chosen to serve on our board primarily for his technical expertise in pulp and paper manufacturing and his knowledge of, and familiarity with, paper mill operations, which are core to our business, complemented by his general business acumen.

Robert C. Lyons is 55 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as Executive Vice President and President — Rail North America of GATX Corporation, a rail, marine and industrial equipment leasing company, since August 2018 and as Chief Financial Officer of GATX from November 2004 to August 2018. Mr. Lyons has been employed by GATX since 1997 and was promoted through the treasury and investor relations departments before being elected Vice President, Investor Relations in 2002. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a business unit president and chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA.

Thomas P. Maurer is 67 years old and has served as a director of PCA since May 2014. Mr. Maurer spent his entire career with Ernst & Young, LLP, a global professional services firm, from 1973 until his retirement in 2011. He served as the global coordinating partner on the audits of large companies primarily in the manufacturing and consumer products industries. Mr. Maurer was a member of the Ernst & Young Global Account Partner Group and he served two terms on the Ernst & Young Partner Advisory Council. Mr. Maurer also served as the leader of the Retail, Consumer Products and Industrial Products Group in Ernst & Young’s Chicago office. Mr. Maurer is also a director of Lamb Weston Holdings, Inc. Mr. Maurer was chosen to serve on our board primarily for his experience working with and assisting similarly situated companies to ours, his extensive financial and accounting background and his knowledge of similarly situated manufacturing companies.

Samuel M. Mencoff is 62 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff has served on the board of Boise Cascade Company during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 72 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation and Extra Space Storage Inc. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 50 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as a Managing Director concentrating on investments in the basic industries sector. Mr. Souleles has served on the board of directors of Boise Cascade Company and Multi Packaging Solutions International Ltd. during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

Paul T. Stecko is 74 years old and has served as a director of PCA since March 1999, including as Chairman from March 1999 through December 2015. He served as a Senior Advisor to PCA from January 2016 to December 2017. He served as Executive Chairman of PCA from July 2010 until his retirement as an officer and employee of the company in December 2013. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc. and State Farm Mutual Insurance Company. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in the paper and packaging industries and general business experience, including more than ten successful years as our chief executive officer.

James D. Woodrum is 56 years old and has served as a director of PCA since May 2009. Mr. Woodrum has served as Clinical Professor at the Kellogg School of Management at Northwestern University since September 2013. He served as a member of the faculty of The Wisconsin School of Business at the University of Wisconsin — Madison from 2007 to September 2013. He also has served as a consultant since 2007. Prior to joining University of Wisconsin — Madison, from 1984 to 2006, Mr. Woodrum was employed by Hewitt Associates, a human resources consulting and outsourcing firm, in a variety of positions of increasing responsibility. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

The board of directors unanimously recommends a vote

FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Mark W. Kowlzan, our chairman and chief executive officer, and Paul T. Stecko, our former chairman who served as an executive officer from 1999 to 2013 and in an advisory capacity through the end of 2017, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 27, 2019 meeting, the committee and the board were not aware of any relationship that would disqualify any non-employee director other than Mr. Stecko from being independent. The board and the nominating and governance committee considered the following relationships in making its determination.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Accordingly, we do not consider any such transactions to impair their independence. As Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement.

We purchase services in the ordinary course of business from GATX Corporation, which employs Mr. Lyons as Executive Vice President and President — Rail North America. The amount of 2018 purchases was approximately $165,000, which is less than 0.1% of the 2018 sales of each of GATX and PCA. Mr. Lyons is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Mr. Lyons and PCA, and determined him to be independent and eligible to serve on the audit committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute nine of the eleven nominees for election to the board, are independent: Cheryl K. Beebe, Duane C. Farrington, Hasan Jameel, Robert C. Lyons, Thomas P. Maurer, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum.

2018 Board of Directors Meetings

The board met five times during 2018. All nominees for election at the 2019 annual meeting attended all meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2018 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2019 Annual Meeting of Stockholders.

Leadership Structure

Effective January 1, 2016, the board determined to combine the roles of Chairman and Chief Executive Officer because of the efficiency and effectiveness of board conduct and proceedings gained from Mr. Kowlzan’s familiarity with our operations as a result of serving as chief executive officer and a director, enabling the board to focus on the most relevant decisions, issues and risks involving the company. As the company’s strategy focuses on operational excellence, the board believes that familiarity with company operations is important to board leadership, which is achieved under the current leadership structure.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “lead director.” The lead director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the lead director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liaison between the management directors and independent directors when circumstances dictate; participate actively in any recruitment of new directors; regularly meet with the CEO to provide board feedback; and perform such other functions as the independent directors may designate from time to time. The independent directors meet in executive sessions at every regularly scheduled board meeting and otherwise as necessary, and met in executive session at all five meetings held during 2018.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee and annually with the full board. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, our internal audit department, our chief technology officer, our general counsel and our chairman and chief executive officer, periodically presents and discusses with the board risk assessments focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 27, 2019 board meeting. Key topics discussed during the year included the assessment of our environmental, health and safety management and compliance programs, insurance and risk management, our legal compliance programs and objectives, cybersecurity risks, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The nominating and governance committee met three times during 2018.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments;

•	review of related party transactions under our related party transaction policy;

•	leading our annual board evaluation; and

•	review of our corporate governance attributes.

The committee leads our board recruiting and nominating efforts, as well as annual performance evaluations of the board, its committees and its members. Areas covered include quality of information provided to the board, the quality of interaction between the board and management, the frequency of meetings of the board and the overall effectiveness of board proceedings, conduct and leadership.

As the committee believes that the size of the board is appropriate, we have not recruited new directors since 2015.

The nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors.

The committee also considers diversity as a factor in seeking new candidates and recruited and elected one ethnically diverse candidate in the last four years, such candidate being the only new director elected to PCA’s board in that time period. The committee believes that the diversity that exists in the board composition is a benefit to PCA, and, in accordance with its recruitment policy, will continue efforts to recruit candidates from a pool that includes qualified diverse candidates.

Among other things, the primary skills and experience sought by the committee and the board include relevant leadership or technical experience in the paper, packaging and manufacturing sectors, expertise in capital allocation, senior leadership experience in complex business environments, governance and public policy expertise and expertise in finance, accounting and information technology. Multiple board members possess each of these attributes. Accordingly, the committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

We have not established term limits or a mandatory retirement age from our board. As our board is focused on our strategic goal of operational excellence, it is important for board members to have a high degree of familiarity with our operations. We believe that experience gained from board service promotes this objective, and has helped lead to a well-functioning and highly performing board. The median tenure of our board members is ten years.

For more information on consideration of nominees for our board, see “Other Information —Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must satisfy all independence standards applicable to compensation committee members as set forth in the rules of the SEC and the listing standards of the New York Stock Exchange. The committee must have two members that qualify as “non-employee directors” pursuant to SEC Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). As composed, the committee satisfies these standards. The committee met five times during 2018.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The committee maintains a Section 162(m) subcommittee, which consists of Mr. Woodrum and Mr. Porter. This subcommittee has the responsibility of considering and approving compensation for our executive officers which is intended to qualify as “performance based compensation” under Code Section 162(m). Recent tax legislation has eliminated the “performance based compensation” exemption from Section 162(m)’s deduction limit, subject to transition rules. We will retain the subcommittee for the purpose of certifying attainment of performance goals and otherwise making necessary approvals for compensation that will remain deductible under those transition rules. The committee will also award equity compensation that is intended to be subject to the “short swing trading” exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934.

The written charters of the compensation committee and the subcommittee are available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee and the subcommittee is determined by its chairman with the assistance of Mr. Pflederer, our general counsel and corporate secretary. Mr. Kowlzan and Mr. Pflederer regularly attend meetings. Due to his familiarity with our compensation history, philosophy and objectives, Mr. Stecko also attends meetings of the committee by invitation. At meetings in which compensation decisions are made for the named executive officers, the committee or subcommittee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors and the human resources department support the committee and the subcommittee in their duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisors, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. Transactions during 2018 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services are described as follows:

•

We purchased approximately $4.7 million of goods from the Powerflute business conducted by Nordic Packaging and Container for the entire calendar year, including the portion of the year in which the Powerflute business was not owned by a Madison Dearborn Partners affiliate. The Powerflute business was disposed of by the Madison Dearborn Partners affiliate in June 2018 and is no longer a related party.

•	We sold approximately $1 million of products and services to The Topps Company, Inc.

Audit Committee

Ms. Beebe (Chair), Mr. Farrington, Dr. Jameel, Mr. Lyons and Mr. Maurer serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe, Mr. Lyons and Mr. Maurer is an “audit committee financial expert” within the meaning of SEC rules. The committee met 11 times during 2018.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the lead director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1 N. Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate security department. Any complaints regarding accounting, internal accounting controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 2 ON PROXY CARD

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2019, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of KPMG LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2019.

Fees to the Independent Registered Public Accounting Firm

Audit Fees.    Fees to KPMG LLP for audit services totaled approximately $3,544,000 for 2018 and $3,449,000 for 2017 including, fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q, accounting consultations and fees associated with a comfort letter relating to a registered public offering in 2017.

Audit-Related Fees.    Fees to KPMG LLP for audit-related services totaled approximately $135,000 for 2018 and $208,000 for 2017. Audit-related services principally include benefit plan audits and other services reasonably related to the audit.

Tax Fees.    Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to KPMG LLP in 2018 or 2017.

All Other Fees.    We did not pay any other audit related fees to KPMG LLP in 2018 or 2017.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2018, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with KPMG LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” of the Public Company Accounting Oversight Board; and

(3) received the written disclosure and letter from such independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 27, 2019 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Duane C. Farrington

Hasan Jameel

Robert C. Lyons

Thomas P. Maurer

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 3 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Officer and Director Compensation” sections of this proxy statement immediately following to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate to further our business objectives, is competitive and aligns the interests of management and our stockholders. We believe that our program has been a key factor in the successful management of our company, driving our consistently strong performance in the paper and packaging industry. We discuss our compensation philosophy, the elements of compensation and our compensation decisions in more detail in the “Compensation Discussion and Analysis” immediately following.

We will continue to hold annual advisory votes on the compensation of our named executive officers until the next required stockholder advisory vote on the frequency of advisory votes on executive compensation. We are asking stockholders to approve the following advisory resolution at the 2019 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation committee of our board of directors oversees the executive compensation program. The committee intends for the program to accomplish the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The committee believes that these objectives have been accomplished, with the company’s management driving consistently strong performance in our industry and substantial returns for our investors since our inception.

2018 Summary

Financial Performance

PCA achieved record earnings, containerboard mill production and corrugated products volume again in 2018 and successfully executed capital projects in its containerboard mill system on budget and on time to provide needed efficient production capacity to support the company’s growth. Earnings per share, excluding special items1, improved from $6.02 in 2017 to $8.03 in 2018. Reported earnings, including special items, improved from $7.07 in 2017 to $7.80 in 2018. The company’s packaging segment, paper segment and whole company EBITDA margins again led their respective industries, when compared to other domestic public companies in our industries. The Number 3 paper machine at the company’s Wallula, Washington mill was successfully converted from white paper to containerboard, providing necessary capacity for high performance, virgin linerboard to support PCA’s growth going forward.

While PCA’s one-year total stockholder return reflected general stock market conditions that persisted at the end of 2018, PCA’s long-term stock price performance has been consistently strong, reflecting prudent and disciplined capital allocation and excellence in operations. Through the end of 2018, PCA’s one, three and five year cumulative total stockholder return (assuming reinvestment of dividends) is as follows:

One year:	-28.9%
Three year:	44.0%
Five year:	51.4%

[1]

Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles are included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 under the captions “Executive Summary” and “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

Compensation Program Review and Structure

PCA regularly reviews its compensation program and structure, both to assure appropriate incentives to drive industry-leading performance and alignment with the expectations of its shareholders. As part of its comprehensive review, in 2018, PCA made some modifications to its compensation program as described below.

•

More Compensation Subject to Objective Performance Measures.    From 2013 to 2017, PCA’s long-term equity compensation was comprised (in terms of grant date value) of one half time-vested restricted stock and one half performance units that vest based upon PCA’s return on invested capital relative to a peer group (“ROIC Units”). In 2018, PCA introduced a performance unit with vesting determined by relative performance on total stockholder return against a peer group over a three year period (“TSR Units”). 2018 awards were comprised (in terms of grant date value) of one third time-vested restricted stock, one third ROIC Units and one third TSR Units, with two thirds of the entire award subject to achievement of objective performance measures and at risk. Total stockholder return was chosen because it is the ultimate measure of generation of shareholder value and its use is consistent with market practices. In addition, PCA reviewed its annual cash incentive award practices during the year, and, beginning in 2019, PCA’s annual cash incentive plan awards will be based upon performance against a pre-determined earnings goal. We expect that going forward, more than two thirds of our CEO’s target compensation will be subject to the achievement of objective performance factors.

•

Continued Higher Proportion of Long-Term Compensation.    As evidenced by PCA’s last several comparative compensation assessments, PCA has paid a higher proportion of cash compensation and a lower proportion of long-term equity compensation than peer group companies. As PCA’s overall objectives include providing appropriate incentives to create long-term value to its shareholders and maintaining alignment of the interests of our executives and shareholders, PCA has shifted the overall proportion of compensation from annual cash compensation to long-term compensation over the last three years. For example, our CEO’s proportion of long-term compensation has increased from 45% of his total awarded compensation (excluding pension and all other compensation reported in the Summary Compensation Table) in 2015 to more than 60% in 2018.

2018 Compensation Awarded

PCA’s executive compensation levels (excluding pension and all other compensation) for 2018 increased from 2017 by between 7% for Mr. Kowlzan, our CEO, and 13% for Mr. Pflederer, our fifth highest paid officer. The increase was primarily due to higher levels of long-term equity compensation for each officer. Annual cash incentive awards were at the same levels as the prior year and base salaries were increased 3%, consistent with the salaried employee population of our company. The increase in long-term equity compensation was driven by a higher year-over-year average stock price in June 2018 over June 2017 (the months of the awards), a determination to continue to award a higher proportion of long-term equity compensation as part of the overall mix and individual adjustments for officers other than Mr. Kowlzan.

2018 Say-on-Pay Vote

We believe that our compensation practices have historically achieved an appropriate alignment of pay with company performance. Shareholders have overwhelmingly supported our practices, with our “say-on-pay” vote receiving at least 94% of the vote over each of the last five years, with last year’s say-on-pay vote receiving 94% of the vote. We did not make material changes to our compensation practices in response to the vote and considered shareholder expectations generally in light of best compensation practices when making the changes to our compensation practices described above.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business, these comparisons assist the committee’s decision making process.

At the direction of the committee, we have retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies and provide us with information in support of our compensation practices. The assessments include the compilation of compensation data from the peer group companies selected by management and approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Representatives of Meridian and other consultants have not attended meetings of the compensation committee and have not otherwise participated in any compensation decisions or the design of our executive compensation program.

Compensation is compared to a peer group designed to include: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related paper, packaging or container industries or in the basic materials sector and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization; (3) other companies of similar size and scope in the basic materials sector and (4) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. The companies in the following table were selected for 2018 to be part of the peer group. The composition of the peer group has not changed since 2015.

Company	Reason	Fiscal 2018 Revenues (in millions)	Market Capitalization as of 3/8/2019 (in millions)(1)	2018 Total Stockholder Return(1)	3-year Total Stockholder Return(1)
Ashland Global Holdings, Inc.	Basic materials	$3,743	$4,869	0.9%	43.0%
Avery Dennison Corporation	Related industry	7,159	9,368	-20.3%	52.3%
Ball Corporation	Related industry	11,635	18,282	22.7%	29.8%
Bemis Company, Inc.	Related industry	4,090	4,823	-1.4%	10.9%
Celanese Corporation	Basic materials	7,155	12,756	-14.3%	41.7%
Crown Holdings Inc.	Related industry	11,151	7,314	-26.1%	-18.0%
Domtar Corporation	Direct industry competitor	5,455	3,203	-26.5%	7.3%
Eastman Chemical Co.	Basic materials	10,151	11,171	-19.3%	15.8%
Graphic Packaging Holding Company	Related industry	6,023	3,620	-30.1%	-12.4%
Greif, Inc.	Related industry	3,874	2,047	-36.9%	34.2%
Ingredion Incorporated	Local manufacturing company	5,481	6,163	-33.3%	0.6%
Owens-Illinois, Inc.	Related industry	6,877	3,060	-22.2%	-1.0%
Sealed Air Corporation	Related industry	4,733	6,926	-28.2%	-18.4%
The Sherwin Williams Corporation.	Basic materials	17,534	38,457	-3.2%	56.3%
Sonoco Products Company	Related industry	5,391	5,778	3.1%	42.4%
Tenneco, Inc.	Local manufacturing company	11,800	2,655	-52.1%	-37.9%
USG Corporation	Basic materials	3,336	6,040	11.9%	77.7%
WestRock Company	Direct industry competitor	16,285	9,445	-38.4%	0.9%
Weyerhaeuser Company	Related industry	7,476	18,178	-35.5%	-18.0%
Packaging Corporation of America		7,015	9,154	-28.9%	44.0%

(1)	Source: Equilar on March 13, 2019

PCA’s 2018 revenues are slightly above the median of the group, its market capitalization is between the median and 75th percentile of the group, its one-year total stockholder return was between the 25th percentile and the median of the group and its three-year total stockholder return was above the 75th percentile of the group.

In May 2018, Meridian completed a compensation assessment against the peer group, using the most recently filed proxy statements to obtain comparative 2017 compensation data.

The committee uses these assessments to help ensure that our executive compensation is competitive and appropriately reflective of performance. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation. However, information provided by surveys in recent years was a factor in the committee’s determination to shift the overall compensation mix toward a higher proportion of long-term compensation.

•

Our CEO, Mr. Kowlzan, had total compensation at approximately the median of the peer group. Annual base salary was near the 75th percentile and total cash compensation was above the 75th percentile of the peer group. Mr. Kowlzan’s long-term compensation was between the 25th percentile and the median.

•

Mr. Hassfurther had the highest total compensation of the group when compared to the second-highest-paid named executive officers in the peer group, with his cash compensation and long-term compensation at the top of the peer group. In his 40-year career in the PCA packaging business, including 15 years in executive positions, Mr. Hassfurther has driven the profitable growth of our corrugated products business, which has contributed to our industry-leading performance and the creation of substantial shareholder value. In addition to considering the peer group information, the committee considers Mr. Hassfurther’s compensation in relation to Mr. Kowlzan’s compensation, and targets compensation for him between the high end of the competitive range for second-highest-paid officers in our peer group and the compensation of Mr. Kowlzan.

•

Mr. Mundy’s 2017 compensation was slightly above the 75th percentile of the CFOs of the peer group, with cash compensation the highest in the peer group and long-term compensation the lowest in the peer group.

•	Mr. Carter had total compensation near the 75th percentile. Cash compensation was above the 75th percentile and long-term compensation was slightly below the 75th percentile.

•

Mr. Pflederer had total compensation between the median and the 75th percentile. Cash compensation was slightly below the 75th percentile and long-term compensation was between the 25th percentile and the median.

The committee was generally satisfied with the competitive placement of our officers, taking into account the performance of our company in 2017, the year surveyed. The 2018 survey and prior years indicated that long-term compensation was relatively low within the peer group and cash compensation was relatively high within the peer group for most of our officers. This was a factor in the committee’s determination to continue to shift the overall mix to a higher proportion of long-term compensation.

Elements of Compensation

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Base salary levels are designed to be competitive with peer companies, while taking into account individual experience, performance and accomplishments. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. During 2018, base salaries were increased by approximately 3% for each named executive officer.

Annual Cash Incentive Awards

Our annual cash incentive award program is designed to motivate performance in the most important aspects of our business. Target and maximum awards and performance factors to be considered for actual payouts are determined each February at the regularly scheduled compensation committee meeting. Historically, payouts are determined based on consideration of actual performance at or around year end.

Target award levels and maximums are determined based upon our review of competitive information and the importance to our business of, and our expectations for, the individual positions. We place a cap on awards, which in 2018 was 200% of the target award. The 2018 target awards were $1,700,000 for Mr. Kowlzan; $1,150,000 for Mr. Hassfurther; $800,000 for Mr. Mundy; $425,000 for Mr. Carter; and $350,000 for Mr. Pflederer. In addition to targets, we also consider awards made in prior years based upon performance in those years and review performance against those prior years in conjunction with the final determination of awards. Awards made in 2016 and 2017 are disclosed in the Summary Compensation Table and ranged from $545,000 for Mr. Pflederer to $2,500,000 for Mr. Kowlzan in 2016 and from $580,000 for Mr. Pflederer to $2,660,000 for Mr. Kowlzan in 2017.

Consistent with prior years, the committee established the following performance factors for determination of 2018 awards:

•	Affordability. Based on our level of earnings for the year, earnings growth will drive higher payouts if otherwise justified by performance.

•

Internal Performance.    Actual earnings per share before special items and EBITDA before special items is compared with the annual operating plan (AOP) targets established at the beginning of the year. This factor measures management’s effectiveness in running the business against our internal profit plan. Because of the sensitivity of our earnings to changes in published containerboard and white papers pricing and the difficulty in predicting those price changes over the next year, after we establish an initial AOP target, we adjust the earnings target to take into account the difference between actual price changes reported by industry publications (and the timing of such changes) and plan assumptions. If business conditions change during the year, we may further review the target to assure that all relevant factors have been taken into account.

Our preliminary AOP target established at the end of 2017 was $6.40 per share and $1.4 billion of EBITDA. Early in 2018, in establishing our final AOP, we revised the target upward to $8.35 per share and $1.54 billion of EBITDA to, among other things, take into account the effect of the lower tax rate resulting from December 2017 tax legislation on the EPS target as well as an increase in containerboard pricing reflected in trade publications. We further revised the EBITDA target at mid-year to $1.5 billion for incentive plan purposes to take into account cost inflation not forecasted for purposes of the revised AOP target.

•

Relative Performance.    Consistent with our business objectives to achieve profitable growth and provide the greatest value to our customers, we intend to motivate the retention of high-margin business. Therefore, as a performance measure for our executive officers, we compare our profit margins for our containerboard business (using EBITDA to normalize for book asset valuations and capital structure) for the year with those of our competitors, with the goal to exceed the average margins for the containerboard business reported by our competitors. The competitive group is intended to include only direct competitors in our industry which publicly report results. For 2018, the group consisted of the containerboard divisions or segments of International Paper Company, KapStone Paper and Packaging Corporation and WestRock Company and the paper segments of

Domtar Corporation and International Paper. These companies were selected because they are primarily domestic integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products or white paper and report results to the public.

•

Other Factors.    Business and industry conditions and individual accomplishments that drove performance are assessed in connection with the assessment of performance against the goals. In consideration of these other factors, we also assess whether management is executing on our strategic goals and objectives and whether management is driving value creation for our shareholders.

Specific weights are not assigned to each factor, but in a given year, some factors may be deemed more important than others depending on specific circumstances and business conditions for that year. We believe it is important to enable the committee to exercise business judgment and consider uncontrollable or extraneous factors, either positive or negative, in assessing performance and making the awards.

At the end of each year, management prepares and presents to the committee a recommended individual award for each of the named executive officers. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee.

In assessing performance and determining the actual awards, the committee considered the following factors:

•

Earnings per share excluding special items[2], grew by 33% to a record $8.03 per share for the full year 2018 compared to $6.02 for 2017. On a GAAP basis, earnings grew from $7.07 per share in 2017 to $7.80 per share in 2018, also a record. While our annual cash incentive award payments have increased in prior years as a result of earnings growth, we did not increase the annual cash incentive award payout for 2018 to executive officers in part as a result of the determination to shift a portion of the overall compensation away from short-term cash compensation to make the long-term equity component a greater part of executive compensation. For non-executive management, earnings growth was the primary factor in increasing award levels by approximately 8% year over year.

•

PCA’s earnings per share, excluding special items[3], of $8.03 exceeded the preliminary annual operating plan target of $6.40 per share, and was lower than final target of $8.35 per share. The final target took into account the positive earnings effects of tax reform and a published containerboard price increase. The primary reason that earnings were lower than the final earnings per share target was that freight and converting costs were higher than assumed in the plan. Full year EBITDA excluding special items[4] was $1.5 billion for the year, which met the revised target established at mid-year. Taking these factors into account, performance was viewed as satisfactory.

•

Even with significant cost inflation, packaging segment margins were the highest among the companies in the packaging competitive group described above. Paper segment margins were also the highest among the companies in the paper competitive group described above, driven by strong operating performance in favorable business and market conditions.

[2]	See Footnote 1
[3]	See Footnote 1
[4]

EBITDA excluding special items is a Non-GAAP financial measure, which we present in this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles are included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 under the caption “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

•

The company achieved its primary strategic goals for the year. The company successfully completed the Wallula containerboard conversion and final work on the DeRidder projects on time and on budget. These projects provide the company with needed capacity to support its growth. Furthermore, the Wallula project enabled the company to profitably exit a non-strategic product line in the paper segment. With help from these projects, the company produced a record 4.1 million tons of containerboard, which supported record corrugated products volume during the year.

Earnings growth, margin performance and strategic accomplishments supported payouts above target levels and earnings performance against the AOP supported payouts around target levels. Accordingly, taking all of these factors into account, awards were made at an average of 154% of target, and at the same level as 2017 awards.

During 2018 and 2019, as part of its overall review of the compensation program, the committee reviewed a potential change to the annual incentive program for the executive officers. For 2019, the committee determined to base the annual cash incentive award on an objective performance goal for our earnings, instead of a subjective assessment of the performance factors historically used by the committee. We believe that this approach will more clearly establish the required performance for our officers to earn the annual cash incentive award, while remaining consistent with our overall objective to drive outstanding performance in the most important aspects of our business. For 2019, our payouts will be determined based upon performance against the earnings per share excluding special items target derived from our annual operating plan. We expect that going forward, as a result of this modification, as well as our revised equity award structure described below under “Long-Term Equity Awards,” more than two thirds of our CEO’s target compensation will be subject to the achievement of objective performance factors.

Long-Term Equity Awards

Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our equity awards have resulted in substantial share ownership by our officers.

Award Values

Long-term award values in 2018 were increased by between 11% for Mr. Kowlzan and 30% for Mr. Pflederer over 2017 grant date values of awards. Each officer received an increase of approximately 8%, because the average trading price of PCA’s common stock was higher in June 2018 than in June 2017 for the periods leading up to the award dates. Each officer also received a further increase equal to approximately 10% of his 2017 cash incentive award. This was done to continue to shift more compensation to long-term equity compensation, by maintaining cash incentive awards at 2017 levels and awarding additional equity with a value equivalent to the forecasted increase in cash award levels as of the time of the 2018 equity awards. Mr. Hassfurther and Mr. Carter received further increases due to outstanding individual performance —Mr. Hassfurther, due to continued successful execution of PCA’s corrugated products growth strategy and Mr. Carter, due to his leadership of the successful execution of the major projects in the containerboard mill system. Mr. Pflederer and Mr. Mundy received further increased due to competitive positioning within the peer group, which indicated that long-term compensation was relatively low within the peer group.

Equity Award Structure

In 2018, we modified our equity award structure, which had largely been in place since 2013. Under the prior structure, one half of the value of long-term equity was awarded as restricted stock, which cliff vests four years after the date of award, and one half of the value was awarded as performance units, which vests based upon relative return on invested capital performance against a peer group over a three-year period (ROIC Units).

Under the new award structure, we made three forms of equity awards to our named executive officers in approximately equal amounts. In addition to restricted stock and ROIC Units, we awarded performance units that vest based upon our relative performance on total stockholder return (TSR Units) over the three-year period beginning on July 1, 2018 and ending June 30, 2021 against the same peer group used for the ROIC Units. The TSR Units have the potential to pay out 200% of the number of target shares if we perform at the top of the peer group and do not pay out at all if we perform in the bottom 33.3% of the peer group. We selected total stockholder return as the performance measure because it is the ultimate measurement of generation of shareholder value. As part of our review of the compensation structure, we also noted that some form of total stockholder return performance units are included by a high proportion of peer companies as all or a portion of long-term compensation awarded to executive officers.

We made this modification to further align the interests of our executives and stockholders by making a higher proportion of equity compensation and overall compensation subject to objective performance measures while providing for the achievement of higher potential payouts for outstanding performance that generates shareholder value. In addition, our equity compensation structure is more competitive with peers both in terms of risks and rewards for our executive officers.

Upon vesting, the ROIC Units and the TSR Units will be paid out in shares of our common stock. The amount paid out is determined based upon our performance on the applicable performance measure compared to a peer group consisting of the following companies: AptarGroup, Inc; Avery Dennison Corporation; Bemis Company; Berry Plastics Group, Inc.; Cascades, Inc.; Celanese Corporation; Clearwater Paper Corporation; Crown Holdings, Inc.; Domtar Corporation; PH Glatfelter Co.; Graphic Packaging Holding Company; Greif, Inc.; International Paper Company; Owens-Illinois, Inc.; Resolute Forest Products, Inc.; Sealed Air Corporation; The Sherwin Williams Corporation; Silgan Holdings Inc.; Sonoco Products Co.; and WestRock Company. Holders will also receive shares of common stock with a value equal to the amount of dividends accrued on the shares that actually vest.

The peer group was intended to be a comprehensive group of publicly traded paper, packaging and other industrial companies, which may compete with us for investor capital. The peer group was changed from the 2017 peer group as follows: KapStone Paper and Packaging Corporation was removed because it had agreed to be acquired; and Avery Dennison Corporation, Celanse Corporation and The Sherwin Williams Corporation were added because they are historically strong performing companies of similar size or scale as PCA. This group is not intended to be the same group used for comparative assessments as described above under “—Comparative Assessments.”

For the ROIC Units, annual return on invested capital for PCA and each peer company will be calculated for 2019, 2020 and 2021 and averaged. Return on invested capital means pre-tax operating profit before publicly reported special items divided by the sum of total debt and total equity. The ROIC Units will vest on June 26, 2022, the fourth anniversary of the date of the award, as long as the recipient is employed by, or otherwise provides services to, PCA. PCA must perform above the median of the group for the ROIC Units to pay out at or above target. If PCA performs in the top three companies in the group, the units will pay out at 120% for first place, 113.33% for second place and 106.66% for third place. If PCA performs between median and fourth place, the units will pay out at 100%. If PCA performs in the third quartile of the group, a number of shares between 40% and 100% of the target number of shares will pay out. If PCA performs in the fourth quartile, no shares will vest. ROIC Units awarded in 2018 do not include the discretionary vesting component included in prior year awards and described below under “— Prior Year Awards.”

For the TSR Units, total stockholder return for PCA and each peer company will be calculated for the period beginning on July 1, 2018 and ending on June 30, 2021. The TSR Units will vest after certification of performance by the committee promptly after the end of the performance period. PCA must perform above the median of the group for the TSR Units to pay out at or above target. If PCA is the highest performer in the peer group, 200% of the target number of shares will vest. If PCA performs between the median and the highest performer of the group, a number of shares between 100% and 200% of the target number of shares will vest. If PCA performs between the 33.33rd percentile and the median, a number of shares between 0% and 100% of the target number of shares will vest. If PCA performs below the 33.33rd percentile, then no shares will vest. The actual number of shares vesting within each range will be determined based upon linear interpolation of PCA’s performance within that range.

Annual awards are made to the named executive officers on the same date as other plan participants. Historically, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This timing gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy that our compensation plans are based on pay-for-performance.

Prior Year Awards

The performance period for the ROIC performance units awarded in 2014 ended on December 31, 2017. PCA achieved the highest return on invested capital of the peer group companies, resulting in 100% of the target shares under the units being earned. Under the terms of those performance units, with top quartile vesting, the committee retained the discretion to award an additional 20% of the target shares at or around the time of the vesting of those units on June 23, 2018, considering factors that it determined to be appropriate. The committee determined not to award shares in 2018 pursuant to this discretionary vesting component and considered its decision not to make such an award as part of its overall determination of 2018 awards. Particularly, the committee noted that prior year award levels, which were used as a baseline for determining 2018 awards, included a portion attributable to the discretionary vesting of performance units in 2017 that was similar in value to which the committee would have considered awarding in 2018. In essence, the committee rolled the potential value of the discretionary vesting component of those vesting performance units into the 2018 annual long-term equity award using the 2018 equity award structure.

The performance period for the ROIC performance units awarded in 2015 ended on December 31, 2018. PCA achieved the highest return on invested capital of the peer group companies, resulting in 100% of the target shares under the units being earned, subject to continued service through June 25, 2019, the vesting date. The number of shares earned by each named executive officer is as follows: Mr. Kowlzan, 20,122 shares; Mr. Hassfurther, 16,024 shares; Mr. Mundy, 5,590 shares; Mr. Carter, 4,099 shares and Mr. Pflederer, 2,981 shares, plus, in all cases, shares with a value equal to all dividends declared on the shares earned. Under the terms of those performance units, the committee has the discretion to award up to 20% of the target shares on or around the vesting date.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including Mr. Kowlzan and Mr. Hassfurther, each of whom previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including Mr. Kowlzan and Mr. Hassfurther, were allowed to continue to participate in the Pactiv pension plans and Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, Mr. Kowlzan and Mr. Hassfurther participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes incentive awards and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Mundy, Mr. Carter and Mr. Pflederer do not receive any pension benefits because they joined PCA after April 12, 1999.

401(k) Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. We have historically provided to PCA employees a company matching contribution of up to 5.2% of participant contributions and a company retirement contribution for employees not eligible to participate in our defined benefit pension plan, including Mr. Mundy, Mr. Carter and Mr. Pflederer. For certain highly compensated salaried employees including the named executive officers, who make the maximum contribution to the plan permitted by tax regulations, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary non-qualified deferred compensation plan for eligible officers, including the named executive officers. Certain officers not eligible to participate in the defined benefit pension plan, including Mr. Mundy, Mr. Carter and Mr. Pflederer, receive an annual contribution to the deferred compensation plan in lieu of pension benefits.

Perquisites

Other than club memberships for officers and key management with sales responsibilities, including Mr. Hassfurther, we do not provide perquisites.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or a Change of Control

Changes in employment status such as termination, death or disability, a change of control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements and acceleration of certain equity awards for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those eligible named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock and ROIC Units awarded in 2015, 2016 and 2017 will lapse and performance units will be paid out at 100%. In the event of death, (a) the TSR Units will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC Units awarded in 2018 will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR Units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (b) ROIC Units awarded in 2018 will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Payments Made Upon a Change of Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change of control. In connection with a change of control, restricted stock awarded before 2016 immediately vests and performance units awarded in 2015 immediately vest and are paid out at 100%. We adopted double-trigger, change-of-control provisions for restricted stock and performance units awarded in and after 2016. If a substitute equity award meeting certain conditions is provided to the executive officer in connection with a change of control, that award will not vest as a result of the change of control unless the officer’s employment is terminated or the officer resigns for good reason within two years after a change of control. “Good reason” includes breach of certain obligations by the company, diminution of duties or authority of the officer, certain reductions of compensation of the officer or relocation of the principal office where the officer works.

Based on the closing market price of our common stock of $83.46 on the New York Stock Exchange on December 31, 2018, the value of unvested restricted stock and performance units held by each named executive officer that would vest immediately upon a change of control, and, in the case of awards made in and after 2016, if the officer was terminated or resigned for good reason within two years after such change of control was: Mr. Kowlzan, $16,246,755; Mr. Hassfurther, $11,114,681; Mr. Mundy, $3,563,965; Mr. Carter, $3,377,328; and Mr. Pflederer, $2,207,172.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee. The committee will assess post-retirement arrangements with retiring named executive officers on a case-by-case basis, taking into account transitional needs, expertise needed, customer relationships, the company’s succession plans and other factors, such as non-competition and non-solicitation covenants, that the committee determines to be important.

Tax Implications

The committee has considered the provisions of Code Section 162(m), which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. This limitation previously did not apply to compensation that met the Code requirements for “qualifying performance-based” compensation. In the past, we designed our compensation programs to qualify for this performance-based exception by, for example, establishing shareholder-approved performance goals and maximum amounts that could be granted to executive officers. With the passage of the Tax Cuts and Jobs Act of 2017, this exemption has been removed, effective for taxable years beginning after December 31, 2017. Compensation paid to our covered executive officers in excess of $1 million will not be deductible in 2018 and future fiscal years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Although the committee will continue to consider tax deductibility of compensation as one of many factors, the committee believes that it is in the best interests of our shareholders and our company to maintain the flexibility to structure our compensation programs to appropriately and competitively compensate our executive officers, even if these programs may result in non-deductible compensation expense.

Policies Applicable to Executive Officers

Trading in Our Stock

Our trading policy prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock or pledging our stock. All transactions in PCA common stock by our directors and executive officers are subject to trading window periods and additionally must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

Compensation Recovery Policy

We have an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company’s reported financial results. The named executive officers are included within this policy. If the compensation committee determines that any compensation was made to one of the covered officers based on later restated financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the reported financial statements that were restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual. The compensation committee will revise the policy consistent with regulations under the Dodd-Frank Act once those regulations are final.

Share Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our executive officers. The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents and Senior Vice Presidents; and

•	3x annual base salary for other executive officers.

Non-management directors must hold stock having a value equal to at least $325,000.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans; and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance units do not count toward achievement of the share ownership guidelines.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and named executive officers are in compliance with, or are achieving adequate progress towards, the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair

Samuel M. Mencoff

Roger B. Porter

Thomas S. Souleles

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan	2018	1,227,504	—	6,000,007	2,660,000	314,228	63,830	10,265,570
Chief Executive Officer	2017	1,191,750	—	5,408,552	2,660,000	1,287,181	111,111	10,658,595
	2016	1,157,004	—	4,523,001	2,500,000	1,107,749	119,444	9,407,198
Thomas A. Hassfurther	2018	968,754	—	4,150,026	1,798,500	277,688	103,110	7,298,079
Executive Vice President —	2017	940,500	—	3,523,395	1,798,500	1,728,503	138,895	8,129,794
Corrugated Products	2016	913,002	—	2,899,969	1,690,000	1,284,017	143,048	6,930,037
Robert P. Mundy	2018	656,004	—	1,300,120	1,200,500	—	93,262	3,249,887
Senior Vice President and	2017	636,750	—	990,070	1,200,500	—	90,683	2,918,004
Chief Financial Officer	2016	618,000	—	900,032	1,128,000	—	87,786	2,733,819
Charles J. Carter	2018	613,500	—	1,300,120	585,500	—	90,227	2,589,348
Senior Vice President —	2017	595,500	—	1,082,838	585,500	—	93,758	2,357,596
Containerboard Mill Operations	2016	519,670	—	935,034	550,000	—	110,450	2,115,154
Kent A. Pflederer	2018	507,504	—	899,898	580,000	—	77,190	2,064,592
Senior Vice President, General	2017	492,504	—	692,672	580,000	—	80,585	1,845,761
Counsel and Secretary	2016	478,002	—	575,021	545,000	—	78,439	1,676,462

(1)

The values shown for stock awards reflect the grant date fair value of the award determined in accordance with FASB ASC Topic 718, as more fully described in Note 13 to the consolidated financial statements included in our annual report accompanying this proxy statement.

The grant date fair value of restricted stock awarded is the closing price of PCA common stock on the date of the award.

The grant date fair values of the ROIC Units awarded in 2018 (as described in “Compensation Discussion and Analysis — Long-Term Equity Awards — Equity Award Structure”), based upon the probable outcome of the performance conditions, which was 100%, are $2,000,004, $1,383,349, $433,378, $433,378 and $299,961 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively. The grant date fair values of the awards at a maximum payout of 120% are $2,400,005, $1,660,019, $520,054, $520,054 and $359,953 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively.

The grant date fair values of the TSR Units awarded in 2018 (as described in “Compensation Discussion and Analysis — Long-Term Equity Awards — Equity Award Structure”) as determined based upon a Monte Carlo simulation as prescribed by FASB ASC Topic 718 are $1,999,999, $1,383,328, $433,364, $433,364 and $299,977 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively. The grant date fair values of the awards at a maximum payout of 200% are $3,999,997, $2,766,657, $866,728, $866,728 and $599,953 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively.

(2)

Non-equity incentive plan awards for 2018 to the named executive officers averaged 154% of the target awards under our Performance Incentive Plan. The 2018 target awards and the actual awards are summarized in the following table.

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$1,700,000	$2,660,000	156%
Thomas A. Hassfurther	1,150,000	1,798,500	156%
Robert P. Mundy	800,000	1,200,500	150%
Charles J. Carter	425,000	585,500	138%
Kent A. Pflederer	350,000	580,000	166%
Total	4,425,000	6,824,500	154%

(3)

For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2018” below. Mr. Mundy, Mr. Carter and Mr. Pflederer do not participate in our defined benefit pension plans.

2018 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $(13,145) and $(48,976) respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $327,374 and $326,664, respectively.

2017 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $116,962 and $85,069, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,170,219 and $1,643,434, respectively.

2016 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $105,722 and $60,189 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,002,027 and $1,223,828, respectively.

(4)	“All Other Compensation” is broken down as follows:

	Year	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Supplemental Taxable Compensation for Company Matching	Dividend Equivalents on Performance Units	Relocation	Gifts	Club Memberships	Tax Gross-Up
Mark W. Kowlzan	2018	$15,933	—	$47,898	—	—	—	—	—
	2017	15,625	—	46,346	$49,140	—	—	—	—
	2016	15,729	—	44,435	59,280	—	—	—	—
Thomas A. Hassfurther	2018	16,125	—	34,250	—	—	123	52,581	31
	2017	15,762	—	33,144	37,800	—	—	52,189	—
	2016	15,652	—	31,824	45,600	—	—	49,972	—
Robert P. Mundy	2018	24,242	50,800	18,120	—	—	100	—	—
	2017	23,798	49,300	17,413	—	—	100	—	72
	2016	23,658	47,700	16,428	—	—	—	—	—
Charles J. Carter	2018	25,556	48,700	15,971	—	—	—	—	—
	2017	25,077	47,200	15,339	6,143	—	—	—	—
	2016	25,010	45,600	11,721	7,410	20,709	—	—	—
Kent A. Pflederer	2018	23,041	39,800	14,349	—	—	—	—	—
	2017	21,380	38,500	13,901	6,804	—	—	—	—
	2016	21,046	36,100	13,085	8,208	—	—	—	—

The methodology for calculating the aggregate incremental cost for payments for club membership dues for Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts include an income tax and employment tax gross-up adjustment, which is separately quantified under “Tax Gross-Up”.

Mr. Carter was offered relocation benefits when he joined PCA and did not elect to receive such benefits until 2016. All of such benefits are for moving of household items.

Cash dividend equivalents were paid on performance units that were awarded in 2013, based on the number of shares that would be awarded based on the target level of performance, or 100% payout. Cash dividend equivalents are not paid on performance awards made after 2013. Dividend equivalents on units awarded after 2013 will be only paid to the extent the shares actually vest, and will be paid in shares at the time of vesting.

Grants of Plan-Based Awards for 2018

The following table describes the plan-based awards made in 2018, including the annual restricted stock award, the performance unit awards and the annual cash incentive awards made to the named executive officers during the year.

	Action Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under -Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards(2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Kowlzan
Restricted Stock	6/26/2018	6/26/2018							17,449	$2,000,004
ROIC Units	6/26/2018	6/26/2018				6,980	17,449	20,939		2,000,004
TSR Units	6/26/2018	6/26/2018				0	17,228	34,456		1,999,999
Annual Cash Incentive			$0	$1,700,000	$3,400,000
Thomas A. Hassfurther
Restricted Stock	6/26/2018	6/26/2018							12,069	1,383,349
ROIC Units	6/26/2018	6/26/2018				4,828	12,069	14,483		1,383,349
TSR Units	6/26/2018	6/26/2018				0	11,916	23,832		1,383,328
Annual Cash Incentive			0	1,150,000	2,300,000
Robert P. Mundy
Restricted Stock	6/26/2018	6/26/2018							3,781	433,378
ROIC Units	6/26/2018	6/26/2018				1,512	3,781	4,537		433,378
TSR Units	6/26/2018	6/26/2018				0	3,733	7,466		433,364
Annual Cash Incentive			0	800,000	1,600,000
Charles J. Carter
Restricted Stock	6/26/2018	6/26/2018							3,781	433,378
ROIC Units	6/26/2018	6/26/2018				1,512	3,781	4,537		433,378
TSR Units	6/26/2018	6/26/2018				0	3,733	7,466		433,364
Annual Cash Incentive			0	425,000	850,000
Kent A. Pflederer
Restricted Stock	6/26/2018	6/26/2018							2,617	299,961
ROIC Units	6/26/2018	6/26/2018				1,047	2,617	3,140		299,961
TSR Units	6/26/2018	6/26/2018				0	2,584	5,168		299,977
Annual Cash Incentive			0	350,000	700,000

(1)

The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2018 target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis-Annual Cash Incentive Awards.” The 2018 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(2)

The grant date fair value of our stock awards is determined in accordance with FASB ASC Topic 718. Please refer to Note 13 of our consolidated financial statements included in the accompanying annual report for a description of how such value is determined.

Restricted stock may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by, serve as a director of, or otherwise provide services to, PCA on the vesting date (the “service condition”). Restricted stock vests in full on the fourth anniversary of the date of the award. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

ROIC Units vest on the fourth anniversary of the date of the award. Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 40% to 120% of the number of units awarded and is determined based upon our average annual return on invested capital for the performance period consisting of the years 2019, 2020 and 2021 compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in a number of shares equal in value to the cumulative dividends actually paid on the number of shares that vest. The grant date fair value is based upon the probable outcome of the performance conditions, which was 100%. The grant date fair values of the awards assuming a maximum payout of 120% are $2,400,005, $1,660,019, $520,054, $520,054 and $359,953 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively.

TSR Units vest after the end of the three-year performance period (July 1, 2018 to June 30, 2021). Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 0% to 200% of the number of units awarded and is determined based upon our total stockholder return for the performance period compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in a number of shares equal in value to the cumulative dividends actually paid on the number of shares that vest. The grant date fair value is based upon a Monte Carlo simulation as provided by FASB ASC Topic 718. The grant date fair values of the awards assuming a maximum payout of 200% are $3,999,997, $2,766,657, $866,728, $866,728 and $599,953 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2018

	Stock Awards(1)
Name	Number of Shares, or Units of Stock That Have Not Vested(1)	Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares,Units, or Other Rights That Have Not Vested (#)(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)(3)
Mark W. Kowlzan	116,423	$9,716,668	78,242	$6,530,087
Thomas A. Hassfurther	82,109	6,852,828	51,065	4,261,853
Robert P. Mundy	26,818	2,238,269	15,884	1,325,696
Charles J. Carter	24,114	2,012,558	16,352	1,364,770
Kent A. Pflederer	16,092	1,343,017	10,354	864,155

(1)

The following table shows the year in which the restricted stock or restricted stock units held by the named executive officers will vest. The 2019 column includes shares earned by the named executive officers under ROIC Units for the 2016-2018 performance period (including shares that would be awarded pursuant to dividend equivalent rights equal in value to the amount of dividends declared through the end of the year on the shares earned) that remain subject to continued service through June 25, 2019 as follows: Mr. Kowlzan: 22,287 shares; Mr. Hassfurther, 17,748 shares; Mr. Mundy, 6,191 shares; Mr. Carter, 4,540 shares and Mr. Pflederer, 3,302 shares. At or around the time of vesting, the committee has the discretion to award up to an additional 20% of the number of such shares. Those shares are not reflected as any such award is solely at the discretion of the committee.

Name	2019	2020	2021	2022
Mark W. Kowlzan	42,409	33,469	23,096	17,449
Thomas A. Hassfurther	33,772	21,459	14,809	12,069
Robert P. Mundy	11,781	6,660	4,596	3,781
Charles J. Carter	8,639	6,919	4,775	3,781
Kent A. Pflederer	6,283	4,255	2,937	2,617

(2)

The closing market price of our common stock on December 31, 2018, the last trading day of the year, was $83.46 per share. Amounts include the value of fractional shares that may be awarded as dividend equivalents.

(3)

All of the unearned shares identified in this column relate to potential future payouts pursuant to ROIC Units awarded between 2016 and 2018. As performance under TSR Units awarded in 2018 was below the threshold level of performance pursuant to the terms of the TSR Units, and threshold level of performance provides for no payout, no potential future payouts under the TSR Units are identified in this column. The number of unvested TSR Units held by Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer as of December 31, 2018 were 17,228, 11,916, 3,733, 3,733 and 2,584 respectively, all of which vest in 2021.

The following number of ROIC units held by each named executive officer will be paid out in the following years, assuming payout in shares at the target level of 100%, plus a number of shares that would be awarded pursuant to dividend equivalent rights equal in value to the amount of dividends declared on the shares paid out at the target level. Our average annual return on invested capital through December 31, 2018 resulted in PCA’s ranking in the top quartile of the competitor group for each of the 2016 and 2017 performance units which vest in 2020 and 2021, respectively; however, we have included the number of shares that would be paid out at the target payout level instead of the maximum payout level because the additional 20% potential payout is solely at the discretion of the compensation committee. Dividend equivalents on units will be only paid to the extent the shares actually vest, and will be paid in shares at the time of vesting. The performance period for ROIC units awarded in 2018 did not commence until January 1, 2019. These units are presented assuming payout at the target level of 100%.

Name	2020	2021	2022
Mark W. Kowlzan	36,188	24,275	17,779
Thomas A. Hassfurther	23,202	15,565	12,297
Robert P. Mundy	7,201	4,831	3,853
Charles J. Carter	7,481	5,019	3,853
Kent A. Pflederer	4,601	3,087	2,667

2018 Stock Vested Table

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	39,460	4,534,812
Thomas A. Hassfurther	31,421	3,611,014
Robert P. Mundy	2,485	279,239
Charles J. Carter	5,481	629,895
Kent A. Pflederer	5,845	671,744

Restricted stock and restricted stock units held by Mr. Kowlzan, Mr. Hassfurther, Mr. Carter, and Mr. Pflederer vested on June 23, 2018. The amounts indicated in the table include shares earned by the named executive officers under performance units for the 2015-2017 performance period and dividend equivalents thereon, which remained subject to a service condition through June 23, 2018. The closing price of PCA’s common stock on the New York Stock Exchange on June 25, 2018, the first trading day after the vesting date, was $114.92. The amounts in the “Value Realized on Vesting” column include the value of fractional shares paid out in cash for dividend equivalents.

On July 1, 2018, Mr. Mundy had 2,485 shares of restricted stock vest. The closing price of PCA’s common stock on the New York Stock Exchange on July 2, 2018, the first trading day after the vesting date, was $112.37.

Pension Benefits as of December 31, 2018

Mr. Kowlzan and Mr. Hassfurther participate in our defined benefit pension plans. Mr. Mundy, Mr. Carter and Mr. Pflederer do not participate in our defined benefit pension plans, as they joined PCA after April 12, 1999.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Mark W. Kowlzan	Plan 1	19.71	1,054,553	—
	Plan 2	19.71	6,461,414	—
Thomas A. Hassfurther	Plan 1	19.71	1,121,742	—
	Plan 2	19.71	8,199,216	—

(1)

Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2018) (the “PCA Pension Plan”).

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2018).

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to Mr. Kowlzan and Mr. Hassfurther. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP. The maximum years of credited service for Mr. Hassfurther for purposes of the SERP is 45 years.

(2)

The present values of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2018 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2018. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each of Mr. Kowlzan and Mr. Hassfurther while employed by PCA is 19.71 years.

The present values of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2018 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 4.37% discount rate for Plan 1 and a 4.33% discount rate for Plan 2, the same discount rates we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the RP2014 Mortality Table (base year 2006) with White Collar Adjustment projected generationally using MP-2018) but do not include a factor for preretirement termination, mortality, or disability. Amounts for the pension plans are based on the present value of the annuity elections reflected in the ASC 715 calculation.

2018 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	—	—	—	—	—
Thomas A. Hassfurther	—	—	$(44,421)	—	$3,145,206
Robert P. Mundy	—	$50,800	(8,821)	—	156,336
Charles J. Carter	—	48,700	(10,258)	—	341,183
Kent A. Pflederer	—	39,800	(5,367)	—	969,735

(1)

We provide annual deferred compensation account contributions to Mr. Mundy, Mr. Carter and Mr. Pflederer because they are not eligible to participate in our defined benefit pension plans. Amounts reported in this column were reported in the Summary Compensation Table as “All Other Income” for 2018.

(2)

Earnings on deferred compensation are not included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under our annual incentive plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) Met West Total Return Bond Fund (intermediate to long term bond); and (iv) Northern Trust Collective S&P 500 (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Northern Trust Collective S&P 500, Fidelity Growth Company and Met West Total Return Bond Fund, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company option are also factored into the respective notional returns calculated for this investment option.

The rates of return for the deferred compensation investment options were as follows for 2018:

Fund Name	Annual Return%
Northern Trust Collective S&P 500	(4.42)%
The Fidelity Growth Company	(4.15)%
Met West Total Return Bond Fund	0.29%
The JPMorgan Chase Prime Rate	4.87%

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of the deferred amounts are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or a Change of Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis, and we will consider such arrangements if we require transitional services and/or non-competition or non-solicitation covenants.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and performance units will vest at target. In connection with a change of control, restricted stock awarded in 2015 immediately vests and performance units awarded in 2015 immediately vest at the target level. We adopted double-trigger change-of-control provisions for restricted stock and performance units awarded in 2016 and later. Based on the closing market price of our common stock of $83.46 on the New York Stock Exchange on December 31, 2018, the last trading day of the year, the value of unvested restricted stock and performance units held by each named executive officer that would vest either as a result of death or disability or upon a change of control (for equity awards awarded before 2016) and if the officer was terminated or resigned for good cause within two years after the change of control (for equity awards made in or after 2016) was: Mr. Kowlzan, $16,246,755; Mr. Hassfurther, $11,114,681; Mr. Mundy, $3,563,965; Mr. Carter, $3,377,328; and Mr. Pflederer, $2,207,172.

Director Compensation

For service on the board, we do not compensate management. In 2018, non-employee directors received the compensation described below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Cheryl K. Beebe	180,000	65,050		245,050
Duane C. Farrington	165,000	65,050		230,050
Hasan Jameel	165,000	65,050		230,050
Robert C. Lyons	165,000	65,050		230,050
Thomas P. Maurer	165,000	65,050		230,050
Samuel M. Mencoff	180,000	65,050		245,050
Roger B. Porter	180,000	65,050		245,050
Paul T. Stecko	165,000	65,050	16,535	246,585
Thomas S. Souleles	165,000	65,050		230,050
James D. Woodrum	180,000	65,050		245,050

Description of Fee Arrangements

Each non-management director receives an annual retainer of $230,000, of which $165,000 is paid in cash in quarterly installments and a number of shares of stock equal to $65,000, as valued on the date of the annual meeting of stockholders and rounded to the nearest whole share. The chairs of the committees and the lead director receive additional annual cash fees of $15,000.

Each director was awarded 566 fully vested shares on May 15, 2018, on which date the closing price of PCA’s common stock on the New York Stock Exchange was $114.93.

We annually review our director fees against our compensation peer group. Our compensation consultant, Meridian Compensation Partners, prepares an annual survey showing the amounts and fee structures of the members of the peer group used for comparing the executive officer compensation, as described under “Compensation Discussion & Analysis — Comparative Assessments.” The committee reviewed the survey that assessed 2017 director fees paid by the peer group companies.

Our average annual director compensation in 2017 was at the 25th percentile of the peer group. In 2018, we increased the annual retainer by $15,000, which was intended to move average director compensation to the median of the peer group.

Our compensation committee leads the annual review of director compensation and survey information. The full board approves director fees.

Pension Benefits as of December 31, 2018

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1	14.71	541,568	51,239

Mr. Stecko retired as an officer of PCA at the end of 2013 and has continued to serve on our board of directors since his retirement. While he was employed by PCA, Mr. Stecko participated in the PCA Pension Plan described in Notes 1 and 2 to the “Pension Benefits as of December 31, 2018” table above. He did not participate in the SERP. He had 14.71 years of service under the plan through his retirement on December 30, 2013.

CHIEF EXECUTIVE OFFICER PAY RATIO

As disclosed in “Executive and Director Compensation — Summary Compensation Table,” the 2018 annual total compensation of our chief executive officer, Mark W. Kowlzan, was $10,265,570.

The 2018 annual total compensation of our median employee, as calculated in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K, was $76,730. As we believe that our general employee composition and compensation practices did not change significantly from 2017 to 2018, in accordance with Item 402(u) of Regulation S-K, we used the same median employee first identified in 2017. We identified the 2017 median employee as of December 31, 2017 using gross earnings for our domestic employees as provided by our payroll system. As of December 31, 2017, we had approximately 14,600 employees, which included approximately 40 foreign employees. As permitted under applicable rules, we omitted our foreign employees from the determination, as our number of foreign employees is less than 5% of our total number of employees. As a result, we excluded approximately 20 Canadian employees and approximately 20 Hong Kong employees. We annualized compensation for employees hired during the year. We did not otherwise make adjustments or estimates in connection with our determination of the median employee.

The 2018 ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of our employees was 134:1.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2019:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 94,495,930 shares outstanding on February 28, 2019.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	10,370,142	11.0%

BlackRock, Inc 55 East 52nd Street New York, NY 10055(2)	9,597,824	10.2%

Mark W. Kowlzan(3)	364,841	*

Thomas A. Hassfurther(4)	234,827	*

Robert P. Mundy(5)	24,741	*

Charles J. Carter(6)	32,576	*

Kent A. Pflederer(7)	44,054	*

Paul T. Stecko	47,849	*

Samuel M. Mencoff(8)	320,045	*

Cheryl K. Beebe	11,133	*

Duane C. Farrington	2,272	*

Hasan Jameel	8,633	*

Robert C. Lyons	7,458	*

Thomas P. Maurer	4,995	*

Roger B. Porter	17,633	*

Thomas S. Souleles	10,000	*

James D. Woodrum(9)	10,633	*

All directors and executive officers as a group (10) (16 persons)	1,181,401	1.2%

*	Denotes ownership of less than one percent.

(1)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019 by the Vanguard Group, reporting sole voting power over 115,862 shares, shared voting power over 22,287 shares, sole dispositive power over 10,235,961 shares and shared dispositive power over 134,181 shares.

(2)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2019 by BlackRock, Inc., reporting sole voting power over 8,708,386 shares and sole dispositive power over 9,597,824 shares.

(3)

Included in the number of shares are 256,060 shares not subject to vesting conditions, 94,136 shares of restricted stock subject to forfeiture under certain conditions and 14,645 shares held in the 401(k) plan. Included in the number of shares not subject to vesting conditions are 2,565 shares held by Mr. Kowlzan’s spouse. Mr. Kowlzan disclaims beneficial ownership of shares held by his spouse.

(4)

Included in the number of shares are 160,491 shares not subject to vesting conditions, 64,361 shares of restricted stock subject to forfeiture under certain conditions and 9,975 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 53,862 shares held by Mr. Hassfurther’s spouse. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse.

(5)	Included in the number of shares are 4,114 shares not subject to vesting conditions and 20,627 shares of restricted stock subject to forfeiture under certain conditions.

(6)

Included in the number of shares are 9,261 shares not subject to vesting conditions, 19,574 shares of restricted stock subject to forfeiture under certain conditions and 3,741 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 100 shares held in trust for the benefit of Mr. Carter’s spouse. Mr. Carter disclaims beneficial ownership of such shares held in trust.

(7)

Included in the number of shares are 27,778 shares not subject to vesting conditions, 12,970 shares of restricted stock subject to forfeiture under certain conditions and 3,486 shares held in the 401k plan

(8)

Included in the number of shares are 250,091 shares owned by Mr. Mencoff directly, and 69,954 shares held through Temple Hall Partners, LP, a family owned limited partnership. Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(9)	Included in the number of shares are 4,000 shares held by Mr. Woodrum’s spouse. Mr. Woodrum disclaims beneficial ownership of shares held by his spouse.

(10)	Includes 225,213 shares of restricted stock subject to forfeiture under certain conditions and 35,412 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and, unless approval of the transaction is delegated to another committee or required by the full board, the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

Reportable Transactions

Todd Stecko, son of our director, Paul T. Stecko, is employed by PCA as a manager. His total compensation, including base salary, bonus and grant date value of equity awarded, during 2018 was $250,000.

Nathaniel Carter, son of our Senior Vice President, Charles J. Carter, is employed by PCA as a manager. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2018 was $199,000.

Tyler Hassfurther, son of our Executive Vice President, Thomas A. Hassfurther, is employed by PCA as a manager at a rate of compensation that exceeds $120,000 annually.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that has investments in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. Transactions during 2018 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services are described as follows:

•

We purchased approximately $4.7 million of goods from the Powerflute business conducted by Nordic Packaging and Container for the entire calendar year, including the portion of the year in which the Powerflute business was not owned by a Madison Dearborn Partners affiliate. The Powerflute business was disposed of by the Madison Dearborn Partners affiliate in June 2018 and is no longer a related party.

•	We sold approximately $1 million of products and services to The Topps Company, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2018.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2020 Annual Meeting of Stockholders must be received at our principal executive offices by November 23, 2019, and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board

(described below under “Procedure for Nominating Directors or Bringing Business Before the 2020 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2020 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•

a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, pursuant to which the nomination is being made by the stockholder (naming such person or persons); and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the stockholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•

such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the SEC;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 7, 2020 and no later than March 8, 2020. If the 2019 annual meeting is called for a date that is not within 30 days before or after May 7, 2020, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the SEC, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2019 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer

Corporate Secretary

March 22, 2019

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

  2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Cheryl K. Beebe	☐	☐	☐	02 - Duane C. Farrington	☐	☐	☐	03 - Hasan Jameel	☐	☐	☐

04 - Mark W. Kowlzan	☐	☐	☐	05 - Robert C. Lyons	☐	☐	☐	06 - Thomas P. Maurer	☐	☐	☐

07 - Samuel M. Mencoff	☐	☐	☐	08 - Roger B. Porter	☐	☐	☐	09 - Thomas S. Souleles	☐	☐	☐

10 - Paul T. Stecko	☐	☐	☐	11 - James D. Woodrum	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐	3.	Proposal to approve our executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Packaging Corporation of America Shareholders

May 7, 2019, 8:30am CT

Packaging Corporation of America Corporate Office

1 N. Field Court, Lake Forest, Illinois

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.edocumentview.com/PKG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Packaging Corporation of America

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2019

MARK W. KOWLZAN, ROBERT P. MUNDY and KENT A. PFLEDERER, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Packaging Corporation of America to be held on May 7, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)